UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2022

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX	78215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-762-7293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2022, William Hoagland, Chief Financial Officer of Ecoark Holdings, Inc. (the “Company”) resigned from his position as of officer of the Company. Mr. Hoagland continues to serve as Chief Executive Officer of Agora Digital Holdings, Inc. (“Agora”), the Company’s bitcoin mining subsidiary.

On April 12, 2022, the Board of Directors of the Company appointed Jay Puchir, 46, as the Company’s Chief Financial Officer. Mr. Puchir has been serving as (i) the Company’s Treasurer, (ii) Agora’s Chief Financial Officer and (iii) the Chief Executive Officer and President of Banner Midstream Corp, another subsidiary of the Company. As a result of his appointment as the Company’s Chief Financial Officer, due to time constraints, Mr. Puchir resigned as Agora’s Chief Financial Officer. In connection with his resignation and agreement to provide transitional services on an as-needed basis, the Agora Board of Directors vested all of Mr. Puchir’s shares of Agora common stock. These shares previously were to vest over a three-year period beginning in October 2022, subject to continued service and performance metrics. The Company expects to report a non-cash compensation expense of $3,437,500 for the quarter ending June 30, 2022 relating to the accelerated vesting of these Agora shares.

Mr. Puchir’s compensatory arrangements did not change in connection with his appointment as the Company’s Chief Financial Officer. The biographical information as required by Item 401(b) of Regulation S-K, and the business experience as required by Item 401(e) of Regulation S-K was previously disclosed in the Company’s Form 10-K filed on June 30, 2021.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

April 13, 2022	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May Chief Executive Officer

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